Form 10-K
Year Ended 12/31/2001
Exhibit 10(q)

August 10, 2001

Joseph C. Lawler
2117 Middlefork Road
Northfield, IL 60093

Dear Joe:

This is to confirm the extension of your $200,000 advance on the 1995-97 LTIP bonus due on February 15, 2001. The amount due on the loan is:

$200,000  Principal Loan amount
$ 33,520   Accrued Interest (1998 through 2000)
$233,520  Total Amount Due

The repayment of the principal amount, plus the accrued interest will be deferred until January 1, 2004. The following conditions apply to the extension:

1.
Beginning in 2002, you will be required to pay the interest accrued on the principal from the prior year. The interest rate applicable for the loan will be the five-year Treasury Bill rate as of January 1 of each year. For 2001, the rate is 4.8%. Therefore, on March 1, 2002 you will make an interest payment of $9,600. ($200,000 x 4.8%).

2.	You may pay any or all of the principal at any time without penalty.

3.	The loan must be paid in full, including any accrued interest, no later than March 1, 2004.

4.	If, for any reason, your employment terminates with Donnelley, this loan, plus accrued interest, will be due and payable no later than ninety (90) days after your date of termination.

Please sign below and return an executed copy to me.

Sincerely,
/s/ Jack McEnery

Agreed to this 10th day
of August, 2001:

/S/ JOSEPH C. LAWLER
Joseph C. Lawler

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